Exhibit 10.3
[Execution Version]

April 28, 2017
Seth Bernstein
Dear Seth:
We are pleased to confirm the proposed terms of your employment with AllianceBernstein L.P. (the “Private Partnership”), AllianceBernstein Holding L.P. (“Holding,” and together with the Private Partnership, the “Partnership”) and AllianceBernstein Corporation (the “Corporation”, and together with the Partnership, the “Company”).
1.Employment. During the Employment Term (as defined below) you agree to serve as President and Chief Executive Officer of the Corporation and the Partnership and a member of the Board of Directors of the Corporation. The term of your employment under this Agreement shall commence at the expiration of your employment with your prior employer on May 1, 2017 (the “Commencement Date”), and shall continue until the third anniversary of the Commencement Date, provided, that, the term of your employment shall automatically extend for one additional year upon the third anniversary of the Commencement Date and each anniversary thereafter, unless either party provides the other with at least ninety (90) days’ written notice prior to the end of the then-current term not to extend the term of your employment, or as otherwise provided in Section 6. The term of your employment under this Agreement is referred to herein as the “Employment Term.”
2.    Duties. During the Employment Term, and except for illness and reasonable vacation periods consistent with Company policies for executive officers, you shall devote all of your business time, attention, skill and efforts exclusively to the business and affairs of the Company and its affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties of the offices of the Company held by you, reporting directly to the Board of Directors of the Corporation. In addition, you will have reporting responsibilities to the Chief Executive Officer of AXA Financial Inc., a Delaware corporation (“AXA Financial”), and to the Group Head of Global Asset Management of AXA, a societe anonyme organized under the laws of the Republic of France (“AXA”), each of AXA Financial and AXA an indirect parent of the Corporation. Notwithstanding the foregoing, nothing in this letter agreement (the “Agreement”) shall preclude you from devoting time during reasonable periods required for (a) delivering lectures and fulfilling speaking engagements, (b) engaging in charitable, community and other personal activities and (c) serving on the boards of Wind River Trust Company, Dominus Limited, Haverford College and 955 Tenant Stockholders, Inc. (the “Existing Directorships”) and the boards of any other not-for-profit entities, in each case subject to the terms of the Company’s Code of Business Conduct and Ethics and approval of the Board of the Corporation, and in each case, in accordance with Company policies as they may exist or be amended from time to time, and provided that such activities do not materially affect or interfere with the performance of your duties and obligations to the Company or any of its affiliates. For avoidance of doubt, your Existing Directorships have been approved as of the date hereof by the Board of Directors of the Corporation and remain subject to the approval of the Company’s Compliance Department in accordance with the Company’s Code of Business Conduct and Ethics, which shall be obtained promptly following the Commencement Date. You shall have the duties and authority consistent with the position of a chief executive officer of a publicly traded entity with respect to Holding.
3.    Place of Performance. The principal place of your employment will be in New York City, New York, USA, but you understand and acknowledge that your duties under this Agreement will entail significant domestic and international travel.
4.    Compensation. You shall be compensated for services rendered during the Employment Term as follows:

(a)
Base Salary. You will be compensated at an annual base salary which initially shall be $500,000 (the “Base Salary”), payable in periodic installments consistent with the Company’s customary payroll practices. The Base Salary shall be reviewed for increase (if any) each year by the Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”), at the time such reviews are normally undertaken.

(b)
Annual Bonus. While you are providing services pursuant to this Agreement, you will be entitled to participate in the Company’s annual incentive program for similarly situated executive officers, as in effect from time to time. Your annual cash bonus opportunity under the annual incentive program at the target level of performance will be equal to $3,000,000, subject to review and increase from time to time by the Compensation Committee in its sole discretion. Any actual cash bonus payable under the annual incentive program shall be determined in the sole discretion of the Compensation Committee, and shall be paid to you in a lump sum on the same date annual cash bonuses are paid to executive officers of the Company generally, but in no event later than March 15 of the year following the year with respect to which such bonus payment was earned, subject to the terms and conditions of the annual incentive program and your continued employment through the payment date. Notwithstanding the forgoing, your annual cash bonus for 2017 shall be no less than $3,000,000 (the “2017 Guaranteed Bonus”).

(c)	Equity Awards.

(i)
Restricted Units in Respect of Partnership Units in Holding. Within thirty (30) days of the Commencement Date, you will be granted restricted units in respect of limited partnership units in Holding (“Holding Units”) with a grant date fair value equal to $3,500,000 (the “2017 Restricted Units”), which shall vest (and no longer be subject to forfeiture) ratably on each of the first four anniversaries of the Commencement Date, provided, with respect to each installment, that you continue to be employed on the vesting date, subject to Section 7(b), 7(c)(iii) and Section 13(a) hereof. Subject to accelerated delivery upon a termination of employment as described in Section 7 or a Change in Control (provided that such Change in Control is also a “change in control event” as defined in Section 1.409A-(3)(i)(5) of the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (a “409A CIC Event”)) as described in Section 13(a), limited partnership units in Holding in respect of vested 2017 Restricted Units, subject to withholding as provided below, shall be delivered to you as promptly as possible after fourth anniversary of the Commencement Date. Unless otherwise elected by you prior to the applicable vesting or delivery date, applicable FICA tax withholding in respect of vested but not yet delivered 2017 Restricted Units shall be satisfied by you making a cash payment to the Company (by check or through reduction of other cash amounts payable to you by the Company), and applicable U.S. federal, state and local income and FICA (to the extent not previously paid) tax withholding arising from any delivery of Holding Units in respect of the 2017 Restricted Units will be satisfied by the Company retaining the portion of the Holding Units being delivered having a fair market value (based on the closing price of a limited partnership unit of Holding on the delivery date or the trading day immediately preceding the delivery date in the event the delivery date is not a trading day) equal to the tax withholding obligations on the number of Holding Units being delivered on such date in respect of the 2017 Restricted Units. Beginning on the Commencement Date, the Company shall pay to you the cash distributions with respect to the unvested 2017 Restricted Units and any vested but undelivered 2017 Restricted Units on the same basis as cash distributions are paid to holders of Holding Units as soon as reasonably practicable and in no event later than five (5) business days following the payment of distributions to holders of Holding Units generally; provided that, no such payment shall be required with regard to any cash distributions in respect of Holding Units where the record date of such distributions is (A) following the delivery date of Holding Units in respect of vested 2017 Restricted Units (taking into account any delay of delivery as provided in this Agreement, including due to Section 409A of the Code as contemplated by Section 14(c) of this Agreement) or (B) with respect to unvested 2017 Restricted Units, on or following the date on which such unvested 2017 Restricted Units are forfeited. You will be entitled to distribution payments on any delivered Holding Units in respect of the 2017 Restricted Units owned by you to the same extent as any other holder of Holding Units. The 2017 Restricted Units will be granted under the Alliance Bernstein L.P. 2010 Long Term Incentive Plan (the “2010 Plan”) and an award agreement and will be subject to the terms and conditions set forth in the 2010 Plan and award agreement; provided, that, if there is a conflict between the terms of the 2010 Plan or the award agreement and this Agreement, this Agreement shall govern.

(ii)
Annual Equity Grants. Commencing in 2018 and during the remainder of the Employment Term, you will be eligible to receive annual equity awards under the 2010 Plan (or any successor thereto) with a grant date fair value equal to $3,500,000, subject to review and increase from time to time by the Compensation Committee in its sole discretion, in accordance with the Company’s compensation practices and policies generally applicable to the Company’s executive officers as in effect from time to time.

5.    Employee Benefits.

(a)
General Provisions. Except as expressly provided in this Agreement, you will be eligible to participate in all employee benefit, welfare, fringe benefit and defined contribution plans offered by the Company (collectively referred to as the “Benefit Plans”), subject to their terms and conditions and on a basis that is no less favorable to you than the basis on which such Benefit Plans are made available to other executive officers of the Company.

(b)	Vacation and Sick Leave. You will be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time for executive officers.

(c)
Business Travel and Expenses. You will be reimbursed by the Company for reasonable business expenses, which are incurred and accounted for in accordance with the Company’s normal practices and procedures for reimbursement of expenses applicable to executive officers.

(d)	Executive Car and Driver. In order to ensure your accessibility and safety during the Employment Term, the Company will provide you with a car and driver for business and personal purposes.
6.    Termination of Employment. For purposes of determining entitlements pursuant to this Agreement the following definitions shall apply:

(a)
Termination by the Company for Cause. Termination for “Cause” shall mean your termination because of any of the following: (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, material false statements or material misleading omissions, embezzlement, bribery, forgery, counterfeiting or extortion; (B) on a felony charge; or (C) on a charge equivalent to any of the charges set forth in clauses (A) and (B) in any jurisdiction that does not use such designations; (ii) your willful refusal to perform substantially your duties to the Company (other than as a result of your incapacity due to physical or mental illness) for a period of at least thirty (30) days following written notice of such refusal being delivered to you by the Board of Directors of the Corporation which notice specifically identifies the manner in which the Board of Directors believes you have refused; (iii) your willful violation of any material Company policy related to workplace conduct as may be in effect from time to time; (iv) your willful engagement in any misconduct materially and demonstrably injurious to the Company; (v) your willful breach of the covenant set forth in Section 9 hereof not to disclose any confidential information pertaining to the Company; or (vi) your willful and material breach of any of the covenants set forth in Sections 8(a), 8(b) or 8(c) hereof. No action or inaction by you shall be considered “willful” for purposes hereof unless done or omitted to be done in bad faith and without reasonable belief it was in the best interests of the Company. No action or inaction shall be the basis of a Cause termination if done or not done on the advice of counsel or at the direction of the Board of Directors of the Corporation or at the direction of AXA or AXA Financial. Your cessation of employment shall not be deemed to be for Cause unless (A) you have been given written notice in reasonable detail by the Company of the occurrence of one or more of the circumstances claimed to constitute Cause within thirty (30) days of the Board of Directors of the Corporation becoming aware of such circumstances and, except for terminations pursuant to Section 6(a)(i), an opportunity for thirty (30) days to cure any such circumstances (to the extent such circumstances are subject to cure), and such circumstances remain uncured at the end of such thirty (30)-day period (provided that, in the event that you cure such circumstances, the notice of termination shall be nullified) and (B) in any circumstance other than is described in Section 6(a)(i), there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board of Directors of the Corporation (excluding you) at a meeting of the Board of Directors of the Corporation called and held for such purpose (after reasonable notice is provided to you and you, together with your counsel, are afforded the opportunity to present whatever facts you reasonably believe are relevant to the Board for its consideration) finding that you are guilty of the conduct described in clauses (ii), (iii), (iv), (v) or (vi) above.

(b)	Death. If your employment terminates by reason of death, the date of your death shall be the date of termination for purposes of this Agreement.

(c)
Termination by you with Good Reason. Termination with “Good Reason” shall mean a termination of employment by you after having delivered to the Company a notice of termination specifying in reasonable detail the circumstances constituting Good Reason, within sixty (60) days after your knowledge of the occurrence of one or more of the following circumstances without your express written consent, which is not remedied by the Company within thirty (30) days of its receipt of the your notice of termination (provided that, in the event that the Company cures such circumstances, the notice of termination shall be nullified), and your “separation from service” (within the meaning of Section 409A of the Code (“Section 409A”)) occurs no later than 120 days following the initial existence of one or more of the circumstances giving rise to Good Reason:

(i)
an assignment to you of duties materially inconsistent with your position as Chief Executive Officer of the Corporation (including offices, titles and reporting responsibilities), authority, duties or responsibilities, or the diminution of your position (including offices, titles and reporting responsibilities), authority, duties or responsibilities, including if you are no longer the chief executive officer of a publicly traded entity with respect to Holding;

(ii)	your failure to be nominated to the Board of Directors of the Corporation or your removal from the Board of Directors of the Corporation;

(iii)
a requirement that you report to an officer or employee instead of reporting directly to the Board of Directors of the Corporation, except that you acknowledge that it shall not be grounds for termination that, in addition to reporting to the Board of Directors of the Corporation, you shall also have reporting responsibilities to the Chief Executive Officer of AXA Financial and the Group Head of Global Asset Management of AXA as provided in Section 2 of this Agreement;

(iv)	any action or inaction that constitutes a material breach by the Company of this Agreement or any material equity agreement or other compensation agreement or arrangement;

(v)	the Company’s requiring you to be based at any office or location more than 25 miles commuting distance from the location referred to in Section 3 of this Agreement; or

(vi)	the failure of any successor to the Company to expressly agree to assume the obligations under this Agreement.

(d)
Termination for Disability. Termination by the Company for “Disability” shall mean, subject to the Company’s disability policy, termination due to a good faith determination by the Company that you are physically or mentally incapacitated and have been unable for a period of one hundred and eighty (180) days in the aggregate during any twelve-month period to perform substantially all of the duties for which you are responsible immediately before the commencement of the incapacity. In order to assist the Company in making such a determination and as reasonably requested by the Company, you will (i) make yourself available for medical examination by one or more physicians chosen by the Company and approved by you, whose approval shall not be unreasonably withheld, (ii) grant the Company and any such physicians access to all relevant medical information relating to yourself, (iii) arrange to furnish copies of medical records to the Company and such physicians, and (iv) use best efforts to cause you own physicians to be available to discuss your health with the Company and its chosen physicians.

7.    Compensation upon Termination.

(a)
Termination by the Company for Cause or by you other than for Good Reason. If your employment hereunder is terminated by the Company for Cause as defined in Section 6(a) or by you (other than for Good Reason as defined in Section 6(c)), then: (i) the Company shall pay you, within thirty (30) days after the date of termination, any Base Salary and any reimbursable expenses accrued or owing to you hereunder as of the date of termination, any earned and unpaid annual bonus in respect of fiscal years of the Company completed prior to the date of termination (it being understood that, absent approval of the Compensation Committee, no such bonus shall have been deemed to have been earned for any year) and any cash distribution payments on the 2017 Restricted Units in accordance with and at the times specified in Section 4(a); (ii) you will immediately forfeit any unvested equity awards held by you (including but not limited to the 2017 Restricted Units); (iii) the Company will deliver to you Holding Units in respect of any vested 2017 Restricted Units on the 60th day following the date of termination (subject to any delay required by Section 409A of the Code as contemplated by Section 14(c) hereof); and (iv) you will not be entitled to any other benefits under any Benefit Plan or policy except to the extent such benefits are vested as of the date of termination or required by statute or the express provisions of this Agreement (the “Other Benefits”).

(b)
Termination Due to Death or Disability. If your employment hereunder is terminated by the Company due to death or Disability, then: (i) the Company shall pay to you, within thirty (30) days after the date of termination: any Base Salary and any reimbursable expenses accrued or owing you hereunder as of the date of termination and any earned and unpaid annual bonus in respect of fiscal years of the Company completed prior to the date of termination (it being understood that, absent approval of the Compensation Committee, no such bonus shall have been deemed to have been earned) and any cash distribution payments on the 2017 Restricted Units in accordance with and at the times specified in Section 4(a); (ii) any outstanding equity awards held by you (including but not limited to the 2017 Restricted Units) will immediately and fully vest and no longer be subject to restriction or forfeiture; (iii) the Company will deliver to you Holding Units in respect of any vested 2017 Restricted Units (A) as promptly as possible following the date of termination due to your death and (B) on the 60th day following the date of termination due to your Disability (subject to any delay required by Section 409A of the Code as contemplated by Section 14(c) hereof), subject to applicable withholding as provided in Section 4(a), and any other equity awards shall be settled as set forth in the applicable award agreement; (iv) if your death or disability occurs (x) on or prior to the date of payment of the 2017 Guaranteed Bonus, you shall receive the 2017 Guaranteed Bonus and (y) after the payment of the 2017 Guaranteed Bonus, you will be entitled to a payment equal to the product of (1) the annual cash bonus, if any, that you would have earned under Section 4(b) hereof for the fiscal year in which your termination date occurs based on achievement of the applicable performance goals for such year as approved by the Compensation Committee and (2) a fraction, the numerator of which is the number of days you were employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro Rata Bonus”), to be paid on the date that annual cash bonuses are paid to the Company’s executives, but in no event later than March 15 of the year following the end of the calendar year in which your termination date occurs; (v) following the COBRA coverage period and for as long as you (or your spouse) elect to participate, the Company shall provide you and your dependents with access to participation in the Company’s medical plans as in effect from time to time at your (or your spouse’s) sole expense based on a reasonably determined fair market value premium rate; provided that such access is permissible under applicable law and the applicable plan and does not result in a material cost to the Company; and (vi) you shall be entitled to the Other Benefits.

(c)
Severance Benefits upon Termination by you with Good Reason or by the Company other than for Cause, Death or Disability. In the event your employment hereunder is terminated by you with Good Reason as defined in Section 6(c) or by the Company other than for reasons defined in Section 6(a), 6(b) or 6(d), you will be entitled to the following benefits, provided that you execute and deliver a release substantially in the form attached as Exhibit A within 21 days after termination of your employment and do not exercise any right you may have to revoke such release:

(i)
within sixty (60) days after the date of termination, any Base Salary and any reimbursable expenses accrued or owing you hereunder as of the date of termination and any earned and unpaid annual bonus in respect of fiscal years of the Company completed prior to the date of termination (it being understood that, absent approval of the Compensation Committee, no such bonus shall have been deemed to have been earned for any year) and any cash distribution payments on the 2017 Restricted Units in accordance with and at the times specified in Section 4(a);

(ii)
subject to Section 13(b) hereof, a lump sum cash amount equal to your current Base Salary at the time of your termination (not taking into account any reduction which would be the basis of Good Reason) plus an amount equal to your target bonus opportunity pursuant to Section 4(b) hereof (i.e., $3,000,000 or any increased amount), which shall be paid within sixty (60) days following the termination date; provided, that, if the 21-day release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year;

(iii)	the immediate vesting of any outstanding equity awards held by you (including but not limited to the 2017 Restricted Units);

(iv)
delivery to you of Holding Units in respect of any vested 2017 Restricted Units, including those that vest as provided in Section 7(c)(iii) hereof, on the 60th day following the date of your termination (subject to any delay required by Section 409A of the Code as contemplated by Section 14(c)), subject to applicable withholding as provided in Section 4(a), and any other equity awards shall be settled as set forth in the applicable award agreement;

(v)
if your date of termination occurs (x) on or prior to the date of payment of the 2017 Guaranteed Bonus, the 2017 Guaranteed Bonus and (y) after the payment of the 2017 Guaranteed Bonus, the Pro Rata Bonus, in either case to be paid on the date that annual cash bonuses are paid to the Company’s executives, but in no event later than March 15 of the year following the end of the calendar year in which your termination date occurs;

(vi)
payments equal to the cost of COBRA coverage for you for the period during which you are eligible for COBRA, with such monthly payments to be made on the first business day of each month during the COBRA continuation period, commencing with the calendar month following the date of termination;

(vii)
following the COBRA coverage period and for as long as you (or your spouse) elect to participate, the Company shall provide you and your dependents with access to participation in the Company’s medical plans as in effect from time to time at your (or your spouse’s) sole expense based on a reasonably determined fair market value premium rate; provided that such access is permissible under applicable law and the applicable plan and does not result in a material cost to the Company; and

(viii)	the Other Benefits.

(d)
Termination by reason of Non-extension of the Initial Three-Year Employment Term by the Company. If your employment hereunder is terminated by reason of non-extension of the initial three-year Employment Term by the Company pursuant to Section 1, then: (i) the Company shall pay you, within thirty (30) days after the date of termination, any Base Salary and any reimbursable expenses accrued or owing to you hereunder as of the date of termination, any earned and unpaid annual bonus in respect of fiscal years of the Company completed prior to the date of termination (it being understood that, absent approval of the Compensation Committee, no such bonus shall have been deemed to have been earned for any year) and any cash distribution payments on the 2017 Restricted Units in accordance with and at the times specified in Section 4(a); (ii) provided that the termination of your employment by reason of non-extension of the Employment Term by the Company is not for Cause, immediate vesting of any outstanding installments of your 2017 Restricted Units, and delivery to you by the Company of Holding Units in respect of any vested 2017 Restricted Units on the 60th day following the date of termination (subject to any delay required by Section 409A of the Code as contemplated by Section 14(c) hereof); (iii) treatment of any other outstanding equity awards as provided for in the 2010 Plan (or any successor plan) and applicable award agreement governing such award; and (iv) the Other Benefits.

The severance benefits provided for herein shall be in lieu of any other severance benefits under any Company plan or policy and you hereby waive any right to participate in any such arrangement.
8.    Nonsolicitation and Noncompetition.

(a)
During you employment with the Company and for a period of six (6) months from the date of your termination of employment for any reason, you will not provide services, in any capacity, whether as an employee, consultant, independent contractor, owner, partner, shareholder, director, or otherwise, to any person or entity that provides products or services that compete with any present or planned business of the Company and any affiliate of the Company over which you have or had during the six (6) months prior to the date of termination direct operating responsibility (an “Operational Affiliate”); provided that, nothing herein shall prevent you from being a passive owner of not more than 2% of the outstanding equity of any class of securities of any entity that owns or may acquire any corporation or business that competes with the Company or any of its affiliates, subject during your employment with the Company to the Company’s Code of Business Conduct and Ethics and any other applicable Company policies as they may exist or be amended from time to time. A “planned business” for purposes of the preceding sentence shall mean a business: (i) that you are aware that the Company or an Operational Affiliate plans to enter within six (6) months after the date of the termination of your employment, (ii) that is material to the entity that plans to enter such business, and (iii) in which such entity has invested material resources (including time of senior management) in preparation for launch.

(b)
For a period of twelve (12) months following the termination of your employment for any reason, you will not solicit (whether directly or on your behalf through your instruction to any other person or entity) the business of any customer or prospective customer of the Company or any Operational Affiliate to provide products or services that compete with any present or planned business of the Company or any Operational Affiliate other than to obtain, maintain and/or service the customer’s business for the Company or any of its affiliates.

(c)
For a period of twelve (12) months following the termination of your employment for any reason, you agree not to (whether directly or on your behalf through your instruction to any other person or entity) recruit, solicit or hire any employees of the Company or any Operational Affiliate to work for you or any other person or entity.

(d)
Exclusive Property. You confirm that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by you relating to the business of the Company or any of its affiliates shall be and remain the property of the Company. Upon the termination of your employment with the Company or upon the request of the Company at any time, you shall promptly deliver to the Company, and shall not without the prior written consent of the Corporation’s Board of Directors retain copies of, any written materials not previously made available to the public or any records and documents made by you in your possession concerning the business or affairs of the Company or any of its affiliates. Notwithstanding the foregoing, you may retain your calendar, contact list and personal correspondence and any information reasonably needed for tax return preparation purposes, subject to the Company’s policies as they may exist or be amended from time to time.

(e)
Remedies. Without intending to limit the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 8 may result in material irreparable injury to the Company or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 8 or such other relief as may be required to specifically enforce any of the covenants in this Section 8. The Company and its affiliates hereby agree that the covenants set forth herein are and shall be the exclusive covenants to which you are subject and the remedies set forth herein shall be the exclusive remedies available to the Company and its affiliates with respect to a claimed breach.

9.    Confidentiality. During your employment by the Company, and continuing after the Employment Term, and except as otherwise required by law (or as provided below), you shall not disclose or make accessible to any business, person or entity, or make use of (other than in the course of the business of the Company) any trade secrets, proprietary knowledge or confidential information which you shall have obtained during your employment by the Company and which shall not be generally known to or recognized by the general public. All information regarding or relating to any aspect of the business of the Company or any of its affiliates, including but not limited to that relating to existing or contemplated business plans, activities or procedures, current or prospective clients, current or prospective contracts or other business arrangements, current or prospective products, facilities and methods, manuals, intellectual property, price lists, financial information (including the revenues, costs, or profits associated with any of the products or services of the Company or any of its affiliates), or any other information acquired because of your employment by the Company, shall be conclusively presumed to be confidential; provided, however, that confidential information shall not include any information known generally to the public or commonly known in the financial services industry (in each case, other than as a result of unauthorized disclosure by you). Your obligations under this Section 9 shall be in addition to any other confidentiality or nondisclosure obligations you have to the Company at law or under any other Company policy or agreements. Notwithstanding the foregoing, nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. In addition, notwithstanding anything in this Agreement to the contrary, including but not limited to any confidentiality, non-disclosure or non-disparagement provisions, nothing herein waives or limits your right to report possible violations of law or regulation to any governmental agency or federal or state regulatory authority or self-regulatory organization, to make other disclosures that are protected under any law or regulation, to cooperate with any investigation or proceeding by a governmental agency, federal or state regulatory authority, or self-regulatory organization or to receive an award for information provided to any securities regulatory agency or authority. In addition, you may reveal Confidential Information as reasonably appropriate in connection with any litigation between you and the Company or any of its affiliates.
10.    Other Matters.

(a)
Representation and Warranty. Except as previously disclosed to AXA or the Company, you represent and warrant that you are subject to no agreement or restriction that would limit your ability to execute and deliver this Agreement, or, as of the Commencement Date, immediately serve in the capacities and fully perform the services contemplated herein.

(b)
Entire Agreement. This Agreement constitutes the entire agreement between the Company and you relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(c)
Assignment. This Agreement is personal to you and shall not be assigned by you. Any purported assignment by you shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. All references herein to the Company refer with equal force and effect to any successor or assign.

(d)
Notices. Any and all notices provided for under this Agreement shall be in writing and hand delivered or sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed to you at your residence or to the Corporation, attention General Counsel, at its usual place of business, and all such notices shall be deemed effective at the time of delivery or at the time delivery is refused by the addressee upon presentation.

(e)
Amendment/Waiver. No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and you.

(f)
Applicable Law; Venue. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with the laws of the State of New York (applicable to contracts to be performed wholly within such State). Any action or proceeding by the parties hereunder to enforce this Agreement shall be brought only in any state or federal court located in the state of New York. The parties hereunder hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(g)
Severability. You hereby expressly agree that all of the covenants in this Agreement are reasonable and necessary in order to protect the Company and its business. If any provision or any part of any provision of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability and shall not affect in any way the validity or enforceability of the remaining provisions of this Agreement, or the remaining parts of such provision.

(h)
Attorneys’ Fees. The Company agrees to pay, within ten (10) business days of receipt of an invoice from you, to the fullest extent permitted by law, all reasonable legal fees and expenses that you incurred in negotiating and drafting this Agreement and your separation agreement with your prior employer, plus any incidental expenses incurred in negotiating this Agreement, up to an aggregate maximum of $40,000. The Company agrees to pay you, within ten business days of receipt of an invoice from you, to the fullest extent permitted by law, all legal fees and expenses that you may reasonably incu enforceability of or liability under, or otherwise involving, any provision of this Agreement (whether such contest is between the Company and you or between or as a result of any contest by the Company, you or others of the validity or either of you and any third party), together with interest as the applicable federal rate under Code Section 1274(d), provided that you prevail on one material issue in the dispute.

(i)
Mitigation. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any provisions of this Agreement and such amounts shall not be reduced regardless of whether you obtain other employment. No amounts payable hereunder shall be subject to set-off by the Company.

11.    Applicable Taxes. There shall be deducted from any compensation payments made under this Agreement any U.S. federal, state, and local taxes or other amounts required to be withheld under U.S. federal, state and local tax law.
12.    Indemnification and Insurance. During your employment with the Company, whether prior to, during or after the Employment Term, to the extent provided in the Corporation’s charter and by-laws and the Partnership Limited Partnership Agreements and applicable liability insurance policies, you will be entitled to the protections afforded by the indemnification provisions of the Corporation’s charter and by-laws and the Partnership Limited Partnership Agreements and by the directors and officers liability insurance policies purchased from time to time and maintained by the Corporation and the Partnership, to the same extent as other directors and senior officers of the Corporation and the Partnership.
13.    Change in Control.

(a)
Acceleration of Equity Awards. In the event of a Change in Control (as defined on Annex A hereto), any outstanding equity awards held by you (including but not limited to the 2017 Restricted Units) will immediately and fully vest and no longer be subject to restriction or forfeiture. If such Change in Control is (i) a 409A CIC Event, all of the limited partnership units in Holding in respect of the 2017 Restricted Units shall be delivered to you as promptly as possible (and in no event later than ten (10) business days) following such event, or (ii) not a 409A CIC Event, all of the limited partnership units in Holding in respect of the Restricted Units shall be delivered to you in accordance with the delivery terms of Section 4(c)(i) hereof. All other outstanding equity awards at the time of a Change in Control shall be settled as set forth in the applicable award agreement.

(b)
Special Severance upon Termination by you with Good Reason or by the Company other than for Cause, Death or Disability following a Change in Control. In the event your employment hereunder is terminated by you with Good Reason as defined in Section 6(c) or by the Company other than for reasons defined in Section 6(a), 6(b) or 6(d) within 12 months following a Change in Control, in lieu of the payment set forth in Section 7(c)(ii) hereof but subject to the other terms of Section 7(c) (including execution and non-revocation of a release of claims), you will be entitled to the following payment: the sum of (i) your current Base Salary at the time of your termination (not taking into account any reduction which would be the basis of Good Reason) plus (ii) an amount equal to your target bonus opportunity pursuant to 4(b) hereof (i.e., $3,000,000 or any increased amount), multiplied by (A) if such Change in Control occurs on or prior to the first anniversary of the Commencement Date, three (3), or (B) if such Change in Control occurs after the first anniversary of the Commencement Date, two (2). The payment hereunder shall be paid within sixty (60) days following the termination date; provided, that, if the 21-day release execution period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year. For the avoidance of doubt, upon a termination of your employment under the conditions set forth in this Section 13(b), you will continue to be eligible to receive the other payments and benefits set forth in Section 7(c) hereof, subject to the terms of Section 7(c).

(c)	Section 280G.

(i)
In the event that any of the payments or benefits made or provided to or for the benefit of, or that may be made or provided to or for the benefit of, you in connection with a Change in Control or your termination of employment, whether under this Agreement or any other agreement, plan, program and arrangement of the Company and its affiliates (all such payments collectively referred to herein as the “280G Payments”) is determined to constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 13, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Aggregate Payment after payment of the Excise Tax to (ii) the Net Benefit to you if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” will mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 13(c)(i) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(ii)
Notwithstanding Section 13(c)(i) hereof, if the Change in Control occurs on or prior to December 31, 2019, if any of the 280G Payments is determined to constitute a “parachute payment” (as such term is defined in Section 280G(b)(2) of the Code) and will be subject to an Excise Tax, the Company shall pay to you, prior to the time any Excise Tax is payable with respect to such 280G Payments, an additional amount (the “Gross-Up Payment”) such that, after the imposition and payment of all income and excise taxes thereon (and any interest or penalties imposed with respect to such taxes) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the 280G Payments. Notwithstanding the foregoing provisions of this 13(c)(ii), if it shall be determined that you are entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of the 280G Payments does not exceed 110% of the Safe Harbor Amount (as defined below), then no Gross-Up Payment shall be made to you and the 280G Payments will be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. Any reduction made pursuant to this Section 13(c)(ii) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A. For purposes of this Section 13(c)(ii), the following terms have the meanings set forth below: (A) the “Parachute Value” of a payment, benefit or distribution shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such payment, benefit or distribution that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Tax Counsel for purposes of determining whether and to what extent the Excise Tax will apply to such payment; and (B) the “Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code. Notwithstanding the foregoing, in the event that the amount of your Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial Gross-Up Payment to you under this Section 13(c)(ii) has been made, the Company shall pay to you an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) in the amount determined by the Tax Counsel so as to make you whole, on an after-tax basis, with respect to such Excise Tax (and any interest and penalties thereon) and such additional amount paid by the Company. In the event the amount of the your Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which any payment to you has been made under this Section 13(c)(ii), you shall, as soon as practical after the determination is made (or in the case of an amount for which you must seek a refund, the receipt of such refund), pay to the Company the amount of the overpayment by the Company, reduced by the amount of any relevant taxes already paid by you and not refundable, all as determined by the Tax Counsel. You and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for Excise Tax. This Section 13(c)(ii) shall not apply to any Change in Control occurring after the second anniversary of the Commencement Date.

(iii)
All calculations and determinations under this Section 13(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and you for all purposes. For purposes of making the calculations and determinations required by this Section 13(c), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and you shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 13(c).

14.    Internal Revenue Code Section 409A.

(a)
General. It is intended that this Agreement shall comply with the provisions of Section 409A and the Treasury regulations relating thereto, or an exemption to Section 409A, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable, so as not to subject you to the payment of taxes and interest under Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Section 409A would result in you being subject to payment of additional income taxes or interest under Section 409A, the parties agree to amend this Agreement to maintain to the maximum extent practicable the original intent of this Agreement while avoiding the application of such taxes or interest under Section 409A. Severance benefits under this Agreement are intended to be exempt from Section 409A under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion under Section 409A for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b)
In-Kind Benefits and Reimbursements;Tax Gross-ups. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation under Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross-up payments (other than a payment under Section 13) shall be paid no later than the date on which the taxes on the underlying income or imputed income are due to the applicable tax authority, and in any event prior to the end of your taxable year next following your taxable year in which the applicable taxes (and any income or other related taxes or interest or penalties thereon) are remitted to the applicable taxing authority.

(c)
Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A, including the delivery of the Holding Units in respect of the Restricted Units, that is otherwise due to you under this Agreement during the six-month period following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be accumulated and paid or delivered to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”).

15.    Survival. The expiration of the Employment Term or termination of your employment shall not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, Sections 4, 7, 8, 9, 11, 12, 13 and 14.
16.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
[Signature Page Follows]

If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to the Company.
ALLIANCEBERNSTEIN L.P.

By:	ALLIANCEBERNSTEIN CORPORATION, its General Partner and on its own behalf

By:	/s/ Denis Duverne Chairman of the Board
ALLIANCEBERNSTEIN HOLDING L.P.

By:	ALLIANCEBERNSTEIN CORPORATION, its General Partner and on its own behalf

By:	/s/ Denis Duverne Chairman of the Board

AGREED TO AND ACCEPTED BY
/s/ Seth Bernstein
Seth Bernstein
_April 28, 2017
Date
DEFINITION OF “CHANGE IN CONTROL”
For purposes of the Agreement, “Change in Control” shall mean the occurrence, directly or indirectly, of any one of the following:

(i)	AXA Financial and its majority-owned subsidiaries cease to control the election of a majority of the Board of Directors of the Corporation;

(ii)
the Corporation ceases to be the general partner of the Private Partnership, unless following any such transaction: (A) AXA Financial owns, directly or indirectly, more than 50% of the combined voting securities entitled to vote generally in the election of directors (or other governing body) of the successor general partner; and (B) you continue to serve as the chief executive officer of the applicable governing body of the successor entity to the Corporation with responsibilities, duties and authority at least commensurate with your responsibilities, duties and authorities prior to such transaction;

(iii)	Holding, or any successor in interest thereto, shall cease to be a publicly-traded entity;

(iv)
the consummation of a reorganization, merger, consolidation, or similar transaction, involving the Corporation or the Private Partnership, in each case, unless following any such transaction, AXA Financial owns, directly or indirectly, more than 50% of the combined voting securities entitled to vote generally in the election of directors (or other governing body) of the successor entity to the Corporation or the Private Partnership;

(v)
any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Corporation or the Private Partnership or its operating subsidiaries (taken together), including the approval of any plan to dissolve or liquidate the Corporation or the Private Partnership, unless following any such transaction: (A) the business of the Company as of immediately prior to any such transaction is continued in the entity to which such assets are sold, leased, transferred or exchanged (the “successor entity”); (B) AXA Financial owns, directly or indirectly, more than 50% of the combined voting securities entitled to vote generally in the election of directors (or other governing body) of the successor entity; and (C) you continue to serve as the chief executive officer of the applicable governing body of the successor entity with responsibilities, duties and authority at least commensurate with your responsibilities, duties and authorities prior to such transaction; or

(i)
any reorganization (whether through merger, consolidation, sale, lease, exchange or other transfer of assets (whether in one transaction or a series of transactions)), election, revocation of election, change in business, restructuring or other action (an “Action”) involving any of Holding, the Private Partnership or the Corporation (which Action is not necessitated by changes, occurring after the date hereof, in U.S. federal tax law relating to the status of Holding as an electing 1987 partnership within the meaning of Section 7704(g) of the Code), and resulting in either Holding or the Private Partnership ceasing to be taxed and treated as a partnership for purposes of the Code or income attributable to their operations otherwise becoming subject to tax under Subchapter C of the Code unless the Company provides you, with respect to all periods or portions of periods during the balance of the term of this Agreement, with additional cash payments which, when added to the distributions on the 2017 Restricted Units (or any security into which they may be converted), results in you retaining an aggregate amount (on an after-tax basis) that is no less than the Distribution Amount.  In calculating the amount of any payments required by the preceding clause, it shall be assumed that the Company’s distributions and earnings continue to be calculated after the Action using the methodology in existence immediately prior to the Action and consistent with prior practices.  “Distribution Amount” means the product of the earnings of the Partnership (or any successor entity) during the applicable year (without reduction for any federal, state or local income tax to the extent in excess of the federal tax under Code Section 7704(g)(3) and the New York City Unincorporated Business Tax, in each case, that would have been imposed on the Partnership if the Action had not been taken) and your percentage interest in the Partnership (or any successor entity) (taking into account all of the 2017 Restricted Units granted to you pursuant to the first sentence of Section 4(c)(i) of this Agreement to the extent that you are entitled to a distribution with respect to such units).

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This CONFIDENTIAL GENERAL RELEASE AND AGREEMENT (the “Agreement”) is made and entered into pursuant to section 7(c) of the Employment Agreement (“Employment Agreement”) dated as of March __, 2017 between Seth Bernstein (“Employee”) and AllianceBernstein L.P. (the “Private Partnership”), AllianceBernstein Holding L.P. (“Holding,” and together with the Private Partnership, the “Partnership”) and AllianceBernstein Corporation (the “Corporation”, and together with the Partnership, the “Company”) and sets forth the agreement concerning the termination of employment of Employee with the Company (the Company and its current and former parents, subsidiaries and affiliates, and its and their respective current and former successors or predecessors and assigns, are collectively referred to herein as “AllianceBernstein”).
1.Employee acknowledges and agrees that Employee’s employment with the Company terminated on _________, 20__. Employee further acknowledges and agrees that, as of Employee’s termination date, Employee resigns from any and all officer positions and directorships Employee may hold with AllianceBernstein, if any. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, and provided Employee has not revoked this Agreement as set forth below, the Company will provide Employee the payments and other benefits set forth in section 7(c) of the Employment Agreement, less applicable withholdings, payable or provided at the times and in the manner set forth in section 7(c) of the Employment Agreement. No portion of this amount shall be considered compensation for any Company benefit plan or program.
2.    In consideration of the payment and benefits described above, and for other good and valuable consideration, Employee by this instrument releases and forever discharges, AllianceBernstein and their representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, the “AllianceBernstein Releasees”) from: all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which Employee ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Employee’s execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding Employee’s employment with or termination of employment from AllianceBernstein, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, genetic information, disability or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act; the Genetic Information Nondiscrimination Act; the Pregnancy Discrimination Act; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law; the New York City Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise (hereinafter, collectively referred to as the “Claims”). Claims shall not include any claim relating to: (i) obligations under this Agreement; (ii) obligations under the Employment Agreement that survive in accordance with the terms thereof or this Agreement; (iii) obligations that, in each case, by their terms are to be performed after the date hereof (including, without limitation, obligations to Employee under any equity compensation awards or agreements or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); (iv) obligations to indemnify Employee respecting acts or omissions in connection with Employee’s service as a director, officer or employee of AllianceBernstein; (v) obligations with respect to insurance coverage under any directors’ and officers’ liability insurance policies; (vi) Employee’s rights to obtain contribution in the event of the entry of judgment against Employee as a result of any act or failure to act for which both Employee, the Private Partnership, Holding, the Corporation, or AllianceBernstein are jointly responsible; (vii) any rights that Employee may have as a unit holder of Holding; and (viii) facts or circumstances arising after the date hereof. This Agreement may not be cited as, and does not constitute an admission by AllianceBernstein of, any violation of any such law or legal obligation with respect to any Claims.
3.    Employee represents and agrees that Employee has not filed any lawsuits or arbitrations against any AllianceBernstein Releasee, or filed or caused to be filed any charges or complaints against any AllianceBernstein Releasee with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization. Pursuant to and as a part of Employee’s release and discharge of the AllianceBernstein Releasees in respect of Claims, as set forth herein, with the sole exception of Employee’s right to bring a proceeding pursuant to the Older Workers Benefit Protection Act of 1990 to challenge the validity of Employee’s release of claims pursuant to the ADEA, Employee agrees, to the extent such agreement is not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against any AllianceBernstein Releasee in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the AllianceBernstein Releasees, and that occurred up to and including the date of Employee’s execution of this Agreement, unless (a) required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or to enforce this Agreement; or (b) requested to engage in conduct permissible under paragraph 7(c) of this Agreement. To the extent any such action may be brought by a third party, Employee expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in this Agreement shall prevent Employee (or Employee’s attorneys) from (i) commencing an action or proceeding to enforce this Agreement, or (ii) exercising Employee’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of Employee’s waiver of ADEA claims set forth in paragraph 2 of this Agreement.
4.    Employee represents, warrants and acknowledges that the Company owes Employee no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, notice pay, vacation pay, or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement or the Employment Agreement and, if applicable, any AXA or AXA Financial equity plan or employee benefit plan.
5.    Employee agrees not to make intentionally disparaging remarks about AllianceBernstein, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against AllianceBernstein, except if testifying truthfully under oath pursuant to any subpoena, order, directive, request, or other legal process or otherwise required by law. The Company agrees not to make or cause to be made or authorize any public statements intentionally disparaging or defaming Employee, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Employee, except if testifying truthfully under oath pursuant to any subpoena, order, directive, request, or other legal process or otherwise required by law. The Company will also specifically instruct the members of the Board of Directors of the Corporation, the members of the Management Executive Committee of the Partnership, the members of the AXA Management Board and any other individuals to be mutually agreed not to make or issue any communication, written or otherwise, that disparages or criticizes or reflects adversely on or encourages any adverse action against Employee, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.
6.    Employee agrees to abide by the provisions of section 8(c) and section 9 of the Employment Agreement during the periods set forth therein, respectively. Employee further confirms that Employee has delivered to the Company any and all property and equipment of the Company, including, without limitation, laptop computers, any other Company equipment, hardware, software and/or materials, Employee’s card key, identification card and passwords which may have been in Employee’s possession.
7.    Employee agrees not to disclose the terms, contents or execution of this Agreement, any Claims that have been or could have been raised against AllianceBernstein Releasees, or the facts and circumstances underlying this Agreement, except in the following circumstances:
(a)    Employee may disclose the terms of this Agreement to Employee’s immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;
(b)    Employee may disclose the terms of this Agreement to (i) Employee’s financial and tax advisors so long as such financial and tax advisors agree to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised of the confidential nature of this Agreement and (iii) Employee’s legal counsel;
(c)    Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement; and
(d)    Any non-disclosure provision in this Agreement, including without limitation this paragraph 7, does not prohibit or restrict Employee (or Employee’s attorneys) from responding to any inquiry, or providing testimony, about this Agreement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal or state regulatory authority.
8.    Upon service on Employee of any subpoena, order, directive, request or other legal process requiring Employee to engage in conduct encompassed within paragraphs 5, 6, or 7 of this Agreement, Employee or Employee’s attorney shall immediately notify the Company of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive, request or other legal process and, to the extent permitted by such subpoena, order, directive, request or other legal process and applicable law, immediately send to the undersigned representative of the Company via overnight delivery (at the Company’s expense) a copy of said documents served upon Employee; provided, however, that if Employee is requested to engage in conduct permitted under paragraph 7(c) of this Agreement Employee may comply with Employee’s obligations under this paragraph after Employee has responded to the inquiry or provided the testimony sought.
9.    Employee agrees that Employee will, to the extent permitted by applicable law, reasonably assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by AllianceBernstein, or in connection with any ongoing or future investigation or dispute or claim of any kind involving AllianceBernstein, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by Employee or any act or omission by Employee, during the period that Employee was employed by AllianceBernstein. The Company shall reimburse Employee for reasonable expenses incurred in carrying out the provisions of this paragraph (including the cost of independent counsel if reasonably appropriate). Employee shall not be required to cooperate against his own legal interests.
10.    Employee agrees to abide by the terms of each of sections 8(a) and 8(b) of the Employment Agreement during the periods set forth therein, respectively.
11.    Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, including but not limited to any confidentiality, non-disclosure, non-disparagement, or cooperation provisions, waives or limits Employee’s right to report possible violations of law or regulation to any governmental agency or federal or state regulatory authority or self-regulatory organization, to make other disclosures that are protected under any law or regulation, to cooperate with any investigation or proceeding by a governmental agency, federal or state regulatory authority, or self-regulatory organization or to receive an award for information provided to any securities regulatory agency or authority.
12.    This Agreement and the Employment Agreement together constitute the entire agreement between the Company and Employee with respect to the subject matter herein. Employee affirms that, in entering into this Agreement, Employee is not relying upon any oral or written promise or statement (other than those in the Employment Agreement and this Agreement) made by anyone at any time on behalf of AllianceBernstein.
13.    This Agreement is binding upon Employee and Employee’s successors, assigns, heirs, executors, administrators and legal representatives.
14.    If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon all parties hereto.
15.    Without detracting in any respect from any other provision of this Agreement:
(a)    Employee, in consideration of the payments and benefits provided to Employee as described in paragraph 1 of this Agreement, agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all Claims Employee has or may have against AllianceBernstein Releasees as set forth herein, including, but not limited to, all Claims arising under the ADEA, as amended, including, but not limited to, all claims of age discrimination in employment and all Claims of retaliation in violation of the ADEA; and Employee has no physical or mental impairment of any kind that has interfered with Employee’s ability to read and understand the meaning of this Agreement or its terms.
(b)    Employee understands that, by entering into this Agreement, Employee does not waive rights or claims that may arise after the date of Employee’s execution of this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.
(c)    The Company hereby advises Employee to consult with an attorney prior to executing this Agreement.
(d)    Employee acknowledges that Employee was informed that Employee had at least twenty-one (21) days in which to review and consider this Agreement, to review the information as required by the ADEA if applicable (provided that a copy of such information has been attached to and made part of this Agreement), and to consult with an attorney regarding the terms and effect of this Agreement.
16.    Employee may revoke this Agreement within seven (7) days from the date Employee signs this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or Employee. Any revocation must be in writing and received by the Company by 5:00 p.m. on the seventh day after this Agreement is executed and delivered by Employee. Such revocation must be sent to ________________________, AllianceBernstein Human Capital Department, 1345 Avenue of the Americas, New York, NY 10105.
17.    This Agreement may not be changed or altered, except by a writing signed by an authorized executive officer of each of Holding, the Private Partnership, the Corporation and Employee. The laws of the State of New York will apply to any dispute concerning this Agreement.
18.    Employee understands and agrees that the terms set out in this Agreement shall survive the signing of this Agreement and receipt of benefits hereunder.
PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.
EMPLOYEE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY; THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED EMPLOYEE TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT EMPLOYEE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT EMPLOYEE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.
Date:
Seth Bernstein
On this ___ day of _________ 20__, before me personally came _________________, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that she executed the same.

Notary Public

AllianceBernstein L.P.
Date:
By:
Name:
Title:
AllianceBernstein Holding L.P.
Date:
By:
Name:
Title:
AllianceBernstein Corporation
Date:
By:
Name:
Title:

Employee must sign and return this Agreement to ___________________, AllianceBernstein Human Capital Department, 1345 Avenue of the Americas, New York, New York 10105 no later than midnight on the 21st day following Employee’s receipt of this Agreement or irrevocably lose the opportunity to receive the consideration detailed herein. Employee received this Agreement on _________________________